Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Provides Update for the Fourth Quarter 2011 and Status of Form 10-K Filing

•	Company settles West Africa Gas Pipeline Company litigation

•	DOJ monitorship ended and motion filed to dismiss charges

•	Twelve month backlog at December 31, 2011 of $865 million

•	Total backlog at December 31, 2011 of $2.2 billion

•	Term loan debt reduced by $123.4 million in 2011, $30 million in Q1 2012

•	Company to host a conference call on Monday, April 2, 2012 at 12:00 p.m. Eastern Time

HOUSTON, TX, APRIL 2, 2012 — Willbros Group, Inc. (NYSE: WG) announced today certain preliminary estimated unaudited operating results from continuing operations for the fourth quarter and full year 2011 that the Company expects to report for these periods. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, including those as a result of the material weakness in our internal controls discussed below, and other developments that may arise between now and the time the financial results for fiscal 2011 are finalized.

Willbros estimates an operating loss in the fourth quarter of $46.0 million, on revenue of $404.9 million. Contributing to the fourth quarter loss was an estimated combined goodwill impairment charge of $36.0 million related to goodwill carried in the Upstream Oil and Gas and Downstream Oil and Gas operating segments in addition to the normal seasonality of the business model.

The Company added that it has been unable to timely file its 2011 Form 10-K, having determined that a material weakness existed in its controls over the completeness, accuracy and presentation of its accounting for income taxes, including the tax provision and related tax assets and liabilities. The Company is working diligently and expects to file its 2011 Form 10-K by April 9, 2012. The Company noted that the delayed filing does not currently put it in default of its multiple credit, surety and lease agreements. Van Welch, Chief Financial Officer, commented, “We have reviewed our significant agreements and believe we can complete the filing within the time periods allotted. The generally non-cash nature of the items which require adjustment, primarily goodwill and tax reserves, does not impact our debt covenants or our liquidity.”

For the fourth quarter of 2011, the estimated operating loss was $11.0 million compared to $21.1 million in the fourth quarter of 2010, excluding the impact of non-cash goodwill impairment charges in both years(1) (these are non-GAAP financial measures, and schedules for the GAAP to non-GAAP adjustment reconciliations in this press release are provided in the accompanying schedules). The operating

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improvement in the fourth quarter was attributed to better performance in the Upstream Oil & Gas segment in the United States and Canada and increased resource utilization in the Utility T&D segment. This improvement was partially offset by lower revenue and income in the Downstream Oil & Gas segment.

Randy Harl, President and Chief Executive Officer, commented, “We delivered improved fourth quarter results relative to last year, largely as a result of the expansion of our Upstream presence and service offerings to help mitigate the seasonality of large diameter pipeline construction and the improvement in our Utility T&D segment, which posted much better results, especially in the Texas market, where we continue to benefit from the CREZ build-out.

“At the beginning of 2011, we established several objectives to move Willbros towards profitability. Those objectives included: debt reduction, focus on North America and project management improvements. We exceeded our debt reduction goal and in the North American markets, we expanded our presence in the growing liquids resource plays, improved the risk profile of the Canada model by focusing on base-load multi-year contracts and increased our resource utilization for electric utility infrastructure construction. As a result, year over year operating results improved; however, I am not pleased with our overall performance in 2011 and am committed to taking aggressive steps to generate better results in 2012.

“During the fourth quarter, we launched a thorough review of all of our business units and their relative performance. We have identified the business units that are operating at a level comparable to our peers and we are taking actions to improve the results of the non-performing units. To improve the Company’s performance, we are focusing our management capacity on the business units with strategic value and high potential but which have underperformed relative to our expectations. We are implementing action plans to address the challenges we face in order to improve the performance of the units that are negatively impacting our results. We are prepared to make exit decisions when our strategic or operating analysis dictates that is the correct business decision.

“Looking ahead, we have good visibility with $2.2 billion of work in backlog and we are experiencing higher levels of bid activity consistent with our exposure to the North American markets including the Canadian oil sands, the liquids-rich development plays in the United States and the robust expansion of the electric transmission grid. We are replacing work at an acceptable rate and expect to see moderate growth in revenue, with emphasis on improving our execution of the work we have in backlog.”

Recent Developments

West Africa Gas Pipeline Company (WAPCO) Willbros announced that its subsidiary, Willbros Global Holdings, Inc. (“WGHI”), has settled the $274 million WAPCO lawsuit for a total of $55.5 million to be paid in installments. The settlement defers $41.5 million (75 percent) of the payments into future years with the last payment scheduled for December 31, 2017. The payments due in years 2015, 2016, and 2017

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(totaling $29.0 million) may be accelerated and become due as early as the fourth quarter of 2014 if Willbros achieves certain financial metrics. The settlement stops the significant legal spend on the litigation, including an additional anticipated expense of $15.0 million for trial and likely appeal. This settlement creates certainty of the outcome and eliminates trial risk. The Company believes it is a fair settlement and is pleased to remove the overhang of this litigation.

U. S. Department of Justice (“DOJ”) Monitorship and Deferred Prosecution Agreement (“DPA”) Willbros announced that the DOJ has filed a motion to dismiss the FCPA-related criminal charges filed previously against the Company stemming from legacy issues in Nigeria and South America in 2005, which led to the DPA. Randy Harl commented, “We are pleased to have successfully completed the requirements of the DPA, including the monitorship which is now ended. We have instituted values and processes that we believe will prevent any future FCPA-related incidents.”

Outlook

Willbros expects continued expansion of its operations in the Canadian oil sands and expressed confidence that it could fully replace the revenue opportunities discontinued with the exit from its cross-country pipeline construction in Canada. In the United States, the Company is seeing increased inquiries for fabrication and manufacturing services, and manpower levels in both its upstream and downstream engineering units have grown in the past 12 months, a leading indicator for increased future construction activity. The Company also expects continued growth in the mid-stream markets for field gathering, processing, terminal and small diameter pipeline projects. During the first quarter, the Company recognized higher than anticipated demand for its regional service offerings, and it believes this level of activity will continue throughout the year. In the Utility T&D segment, the Company expects to continue the present level of activity in transmission construction and believes the distribution, maintenance and construction markets have begun to rebound, related to an improvement in housing starts.

Backlog(2)

At December 31, 2011, Willbros estimates backlog from continuing operations of $2.2 billion compared to $2.2 billion at September 30, 2011 and $1.9 billion at December 31, 2010. Estimated twelve month backlog was $865.1 million at December 31, 2011 compared to $869.8 at September 30, 2011.

Segment Operating Results

Upstream

For the fourth quarter of 2011, the Upstream segment expects to report an estimated operating loss (exclusive of goodwill impairment) of $1.1 million(1) on revenue of $183.7 million. Fourth quarter results were impacted by normal seasonal patterns in the U.S. large diameter pipeline construction market. The results are an improvement over the $11.3 million loss on revenue of $133.2 million in the comparable period in 2010 due to improved performance in the oil sands in Canada and the success of our regional expansion in the United States. For the full year, Upstream expects to report estimated operating income (exclusive of goodwill impairment) of $7.0 million(1) on revenue of $763.1 million. Operating income for 2011 was negatively impacted by an $8.2 million non-cash charge related to the settlement of a project dispute incurred during the second quarter of 2011.

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Downstream

For the fourth quarter of 2011, the Downstream segment expects to report an estimated operating loss (exclusive of goodwill impairment) of $3.8 million(1) on revenue of $62.8 million. For the full year, Downstream expects to report an estimated operating loss (exclusive of goodwill impairment) of $16.4 million(1) on estimated revenue of $228.2 million. The Downstream segment in 2011 was primarily impacted by curtailment of customer spending for small capital and maintenance projects in the refining sector, resulting in a revenue decline of $72.9 million or 24.2 percent.

Utility T&D

For the fourth quarter of 2011, the Utility T&D segment expects to report an estimated operating loss of $6.0 million on revenue of $158.4 million. Fourth quarter results improved relative to the same period in 2010 due to higher utilization of resources on transmission construction projects in Texas. For the full year, Utility T&D expects to report an estimated operating loss (exclusive of goodwill impairment) of $6.7 million(1) on revenue of $624.1 million, which is a substantial improvement from the results experienced in 2010.

Liquidity

At December 31, 2011, the Company had $58.7 million of cash and cash equivalents and access to $25.0 million in cash under the revolver on its Credit Facility. As part of the March 4, 2011 amendment to its Credit Facility, the Company agreed to limit its cash borrowings to $25.0 million plus amounts to pay the 6.5% Senior Notes that mature in December 2012 and $59.4 million paid to the 2.75% Senior Notes holders when they exercised their put rights in the first quarter of 2011. The $25.0 million borrowing restriction will be lifted when the Company’s total leverage ratio, as defined, reaches 3.0 to 1.0, or less.

In the fourth quarter of 2011, the Company utilized the proceeds from the sale of its InterCon subsidiary and $10 million in cash to further reduce its term loan by $28.7 million. For the year, the Company made payments of $123.4 million against its term loan, exceeding its 2011 objective of $50 to $100 million. In the first quarter of 2012, the Company has paid an additional $30 million against its term loan. The Company’s estimated bank balance at March 30, 2012 was approximately $60.0 million.

Guidance

Van Welch, Willbros Chief Financial Officer, provided expectations for 2012, “We have seen a meaningful improvement in our results in the fourth quarter as we have diminished the impact of seasonality on our business model. We anticipate our first quarter results to also register a significant operating improvement versus the first quarter of 2011. In 2012, we expect annual revenue to range from $1.7 to $1.9 billion,

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CONTACT:
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positive operating income in all three segments and additional debt reduction of approximately $50.0 to $100.0 million by the end of the year. Our approved capital expenditure budget for 2012 is $28.3 million, but capital spending is expected to be a function of future work commitments.”

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Monday, April 2, 2012 at 12:00 p.m. Eastern Time (11:00 a.m. Central).

What:	Willbros Fourth Quarter Update Conference Call

When:	Monday, April 2, 2012 - 12:00 p.m. Eastern Time

How:	Live via phone - By dialing 719-325-4767 or 877-718-5104 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the home page.

For those who cannot listen to the live call, a replay will be available through April 16, 2012, and may be accessed by calling 719-457-0820 or 888-203-1112 using pass code 4164451#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements, including such things as expected fourth quarter and full year 2011 operating results, anticipated date of filing of the Company’s 2011 Form 10-K, and the Company’s outlook and guidance, including future capital expenditures. A number of risks and uncertainties could cause actual results to differ materially from these statements, including unanticipated accounting issues or audit issues regarding the material weakness in internal controls over accounting for income taxes; inability of the Company or its independent auditor to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent auditor from completing the audit or that require additional efforts, procedures or review; the potential for investigations and lawsuits; disruptions to the global credit markets; the untimely filing of financial statements; the global economic downturn; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more issues, including those relating to the material weakness discussed above, that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West Africa Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries; and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

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WILLBROS GROUP, INC.

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Reconciliation of Non-GAAP Financial Measures
Operating loss from continuing operations before special items (1)
Operating loss	$(45,988)	$(69,107)	$(184,722)	$(20,841)
Goodwill impairment	35,032	48,000	178,575	60,000
Changes in fair value of contingent earnout liability	—	—	(10,000)	(45,340)

Operating loss from continuing operations before special items	$(10,956)	$(21,107)	$(16,147)	$(6,181)

Upstream O&G operating income (loss) from continuing operations before special items (1)
Operating income (loss)	$(22,423)	$(11,255)	$(14,241)	$35,867
Goodwill impairment	21,278	—	21,278	—

Operating income (loss) from continuing operations before special items	$(1,145)	$(11,255)	$7,037	$35,867

Downstream O&G operating loss from continuing operations before special items (1)
Operating loss	$(17,551)	$(48,251)	$(30,195)	$(75,320)
Goodwill impairment	13,754	48,000	13,754	60,000

Operating loss from continuing operations before special items	$(3,797)	$(251)	$(16,441)	$(15,320)

Utility T&D operating loss from continuing operations before special items (1)
Operating loss	$(6,014)	$(9,601)	$(150,286)	$(26,728)
Goodwill impairment	—	—	143,543	—

Operating loss from continuing operations before special items	$(6,014)	$(9,601)	$(6,743)	$(26,728)

Statement of Operations Data
Contract revenue
Upstream O&G	$183,713	$133,166	$763,088	$585,797
Downstream O&G	62,826	98,210	228,203	301,104
Utility T&D	158,353	121,251	624,100	238,171

	$404,892	$352,627	$1,615,391	$1,125,072
Operating expenses
Upstream O&G	$206,136	$144,421	$777,329	$549,930
Downstream O&G	80,377	146,461	258,398	376,424
Utility T&D	164,367	130,852	774,386	264,899

	$450,880	$421,734	$1,810,113	$1,191,253
Operating income (loss)
Upstream O&G	$(22,423)	$(11,255)	$(14,241)	$35,867
Downstream O&G	(17,551)	(48,251)	(30,195)	(75,320)
Utility T&D	(6,014)	(9,601)	(150,286)	(26,728)
Changes in fair value of contingent earnout liability	—	—	10,000	45,340

Operating loss	$(45,988)	$(69,107)	$(184,722)	$(20,841)
Other expense
Interest expense, net	$(8,842)	$(11,593)	$(45,117)	$(27,677)
Loss on early extinguishment of debt	(2,180)	—	(6,304)	—
Other, net	(146)	184	(430)	1,649

	$(11,168)	$(11,409)	$(51,851)	$(26,028)

Loss from continuing operations before income taxes	$(57,156)	$(80,516)	$(236,573)	$(46,869)

	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Backlog Data (2)
Total By Reporting Segment
Upstream O&G	$622,396	$545,518	$627,075	$645,263
Downstream O&G	151,069	159,919	105,466	116,561
Utility T&D	1,398,752	1,477,599	1,530,773	1,349,849

Total Backlog	$2,172,217	$2,183,036	$2,263,314	$2,111,673

Total Backlog By Geographic Area
North America	$2,028,336	$2,129,932	$2,230,503	$2,073,055
Middle East & North Africa	135,698	44,243	28,462	37,796
Other International	8,183	8,862	4,349	822

Total Backlog	$2,172,217	$2,183,037	$2,263,314	$2,111,673

12 Month Backlog	$865,124	$869,759	$904,392	$946,812

(1)	Operating income (loss) from continuing operations before special items, a non-GAAP financial measure, excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other engineering and construction companies.
(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.

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WILLBROS		6 of 6
CONTACT:
	Michael W. Collier	Connie Dever
	Vice President Investor Relations	Director Investor Relations
	Sales & Marketing	Willbros
	Willbros	713-403-8035
A Good Job On Time	713-403-8038